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                                                                    Exhibit 12.1



                               Canadian Solar Inc.
                       Ratio of Earnings to Fixed Charges
                                   (Unaudited)

                                                                                                             Nine
                                                                                                            Months
                                                             Year Ended December 31,                        Ended
                                               ----------------------------------------------------       September
                                                2002        2003       2004        2005       2006         30, 2007
                                               -----       -----      ------      ------    -------       ---------
Computation of Earnings:
  Income before taxes and minority
   interests.............................      $ 921       $ 654      $1,820      $4,409    ($8,998)       ($6,279)
  Minority interest in pre-tax income of
   subsidiaries that have not incurred
   fixed charges.........................       (215)       (209)          0           0          0              0
  Fixed charges..........................          5           3          11         282      2,267          1,038
                                               -----       -----      ------      ------    -------        -------
    Earnings.............................      $ 711       $ 448      $1,831      $4,691    ($6,731)       ($5,241)
                                               -----       -----      ------      ------    -------        -------

Computation of Fixed Charges:
  Interest expense.......................      $   0       $   0      $    0      $  104    $ 1,488        $   943
  Amortized debt discount................          0           0           0         135        706              0
  Interest portion of operating lease
   expense...............................          5           3          11          43         73             95
                                               -----       -----      ------      ------    -------        -------
    Fixed charges........................      $   5       $   3      $   11      $  282    $ 2,267        $ 1,038
                                               -----       -----      ------      ------    -------        -------

Ratio of Earnings to Fixed Charges.......        142         149         166          17          -              -
                                               -----       -----      ------      ------    -------        -------

  Deficiency.............................                                                   $ 8,998        $ 6,279